EXHIBIT 99.1
Calumet Specialty Products Partners, L.P. Reports Third Quarter 2007 Earnings
Highlights for the quarter ended September 30, 2007 are as follows:
•	Reported Adjusted EBITDA of $20.3 million and $96.3 million for the three and nine months ended September 30, 2007, respectively.

•	Significant increase in crude oil prices contributed to Adjusted EBITDA decline of 53% from the second quarter of 2007.

•	Signed a definitive purchase and sale agreement to acquire Penreco for approximately $240 million in cash, subject to customary purchase price adjustments.

•	Declared a third quarter 2007 distribution of $0.63 per unit on all outstanding units.
INDIANAPOLIS—(PR NEWSWIRE)—November 6, 2007—Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported net income for the three months ended September 30, 2007 of $9.5 million compared to $36.1 million for the same period in 2006. Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $14.7 million and $20.3 million, respectively, for the three months ended September 30, 2007 as compared to $40.7 million and $25.7 million, respectively, for the comparable period in 2006. Distributable Cash Flow for the three months ended September 30, 2007 was $17.2 million as compared to $22.2 million for the same period in 2006. (See the section of this release entitled “Non-GAAP Financial Measures” and the attached tables for a discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures and reconciliations of such measures to the comparable GAAP measures.)
Net income for the nine months ended September 30, 2007 was $75.1 million compared to net income of $63.5 million for the same period in 2006. EBITDA and Adjusted EBITDA were $90.0 million and $96.3 million, respectively, for the nine months ended September 30, 2007 as compared to $82.8 million and $81.2 million, respectively, for the same period in 2006. Distributable Cash Flow for the nine months ended September 30, 2007 was $83.5 million. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures and reconciliations of such measures to the comparable GAAP measures.)
Financial results for the nine months ended September 30, 2006 include the financial results of Calumet Lubricants Co., L.P. (the “Predecessor”) through January 31, 2006. For the period from January 1, 2006 to January 31, 2006, the Predecessor generated net income of $4.4 million, EBITDA of $9.8 million, and Adjusted EBITDA of $4.5 million. Substantially all of the assets and operations of the Predecessor and its consolidated subsidiaries were contributed to the Partnership in connection with the initial public offering of 6,450,000 common units representing limited partnership interests in the Partnership that closed on January 31, 2006.

Net income for the three months ended September 30, 2007 was $9.5 million as compared to $36.1 million for the same period in 2006. The Partnership’s performance for the third quarter of 2007 as compared to the same period in the prior year was negatively impacted by lower gross profit. Gross profit was negatively impacted by a decrease in sales volume of specialty products as well as the rising cost of crude oil outpacing increases in the selling price per barrel of our specialty products. This decrease was partially offset by increased sales volume of fuel products. Net income was also negatively affected by an increase of $19.2 million in unrealized loss on derivative instruments to a loss of $2.4 million for the quarter ended September 30, 2007 from a gain of $16.8 million for the same period in 2006. The increased loss was primarily due to a favorable market change in third quarter of 2006 for derivatives not designated as cash flow hedges as compared to the same period in 2007.
Specialty Products segment sales volume for the third quarter of 2007 was 22,791 barrels per day (bpd) as compared to 26,380 bpd for the same period in the prior year, a decrease of 3,589 bpd or 13.6%, primarily due to lower production because of incremental refining economics associated with the rising cost of crude.
Fuel Products segment sales volume for the third quarter of 2007 was 26,317 bpd as compared to 24,783 bpd in the same period for the prior year, an increase of 1,534 bpd, or 6.2%.
Gross profit by segment for the third quarter of 2007 for specialty products and fuel products was $21.7 million and $16.2 million, respectively, compared to $39.3 million and $12.3 million, respectively, for the same period in 2006.
As previously announced, on October 19, 2007 Calumet signed a definitive purchase and sale agreement to acquire Penreco, a Texas general partnership, for approximately $240 million in cash, subject to customary purchase price adjustments. Penreco, which had sales of approximately $432 million in 2006, manufactures and markets highly refined petroleum products, specialty solvents, white mineral oils, petrolatums, natural petroleum sulfonates, cable-filling compounds, refrigeration oils, compressor lubricants and gelled products. The acquisition includes plants in Karns City, PA and Dickinson, TX. Calumet expects the acquisition to close late in the fourth quarter of 2007.
“We are pleased to add Penreco’s high quality products to our portfolio, which we expect will provide operational and marketing synergies with our current business,” said Bill Grube, Calumet’s President and CEO. “Progress continues on our Shreveport refinery capacity expansion project, which we now expect to be substantially completed in the fourth quarter of 2007, with production ramping up during the first quarter of 2008. We believe with this acquisition and our internal growth projects we will continue to deliver stable and consistent growth to our unitholders.”
As announced on October 8, 2007, the Partnership declared a quarterly cash distribution of $0.63 per unit on all outstanding units for the three months ended September 30, 2007. The distribution will be paid on November 14, 2007 to unitholders of record as of the close of business on November 2, 2007.

     The following table sets forth unaudited information about our combined refinery operations. Refining production volume differs from sales volume due to changes in inventory.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006 (1)
Sales volume (bpd):
Specialty products sales volume	22,791	26,380	23,502	26,681
Fuel products sales volume	26,317	24,783	23,933	24,656

Total (2)	49,108	51,163	47,435	51,337

Total feedstock runs (bpd)(3)(4)	51,305	53,330	48,758	53,025
Refinery production (bpd):
Specialty products:
Lubricating oils	10,768	11,241	10,785	11,677
Solvents	5,294	6,049	5,162	5,361
Waxes	1,287	1,083	1,177	1,151
Fuels	1,798	1,753	1,985	2,288
Asphalt and other by-products	6,980	7,664	6,254	7,053

Total	26,127	27,790	25,363	27,530

Fuel products:
Gasoline	7,651	9,538	7,382	9,507
Diesel	6,309	6,752	5,627	7,161
Jet fuel	8,627	6,899	7,922	6,928
By-products	1,409	627	1,618	511

Total	23,996	23,816	22,549	24,107

Total refinery production (4)	50,123	51,606	47,912	51,637

(1)	Includes the period of January 1, 2006 through January 31, 2006 of the Predecessor.

(2)	Total sales volume includes sales from the production of our refineries, sales of purchased products and sales of inventories.

(3)	Feedstock runs represents the barrels per day of crude oil and other feedstocks processed at our refineries. The decrease in feedstock runs for the nine months ended September 30, 2007 was partially due to unscheduled downtime of certain operating units at our Shreveport refinery in the second quarter of 2007, with no comparable unscheduled downtime during the respective period in 2006. Feedstock runs for the nine months ended September 30, 2007 were also negatively affected by scheduled turnarounds performed at our Shreveport and Princeton refineries in the first quarter of 2007, with no similar activities in the comparable period in 2006.

(4)	Total refinery production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other refinery feedstocks at our refineries. The difference between total refinery production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of end products and volume loss.
Update on Calumet’s Expansion Project at its Shreveport Refinery
Progress continues on the major expansion project at our Shreveport refinery, which we now expect to be substantially completed in the fourth quarter of 2007, with production ramping up during the first quarter of 2008. The expansion project should increase the Shreveport refinery’s crude oil throughput capacity by approximately 35% over current levels, from approximately 42,000 bpd to approximately 57,000 bpd. This increase is primarily due to the continued escalation of material and labor costs which has been an ongoing trend in the industry.

We have spent a total of approximately $192.0 million in capital expenditures related to the project as of September 30, 2007. We now estimate that the total cost of the Shreveport refinery expansion project will be approximately $220.0 million, an increase of $20.0 million from our previous estimate.
About the Company
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products. The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has three refineries located in northwest Louisiana.
A conference call is scheduled for 1:30 p.m. ET (12:30 p.m. CT) Wednesday, November 7, 2007, to discuss the financial and operational results for the third quarter of 2007. Anyone interested in listening to the presentation may call 866-713-8395 and enter passcode 55134758. For international callers, the dial-in number is 617-597-5309 and the passcode is 55134758.
The telephonic replay is available in the United States by calling 888-286-8010 and entering passcode 70732112. International callers can access the replay by calling 617-801-6888 and entering passcode 70732112. The replay will be available beginning Wednesday, November 7, 2007, at approximately 3:30 p.m. until Wednesday, November 21, 2007.
The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the success of the Partnership’s risk management activities; the availability of, and the Partnership’s ability to consummate, acquisition or combination opportunities; the Partnership’s access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership’s credit rating and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counter parties; the impact of crude oil price fluctuations; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; weather interference with business operations or project construction; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Form 10-Q’s filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement. The statements regarding (i) the Shreveport expansion project’s expected completion date, the Shreveport refinery expansion project’s expected costs and the resulting increases in throughput and production levels and (ii) the Penreco estimated purchase price, closing timeline and all other discussion of the Penreco acquisition, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements.

Non-GAAP Financial Measures
We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) to cash flow from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We define EBITDA as net income plus interest expense (including debt extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facility agreements. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage test thereunder.
We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.
We define Distributable Cash Flow as Adjusted EBITDA less maintenance capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006 (1)	2007	2006 (1)
	Unaudited	Unaudited	Unaudited	Unaudited

Sales	$428,084	$444,747	$1,200,923	$1,272,366
Cost of sales	390,209	393,187	1,047,542	1,111,097

Gross profit	37,875	51,560	153,381	161,269
Operating costs and expenses:
Selling, general and administrative	4,235	4,752	16,069	14,891
Transportation	13,218	16,002	40,835	44,504
Taxes other than income taxes	923	957	2,719	2,774
Other	2,220	313	2,562	597

Operating income	17,279	29,536	91,196	98,503

Other income (expense):
Interest expense	(1,346)	(1,705)	(3,474)	(7,838)
Interest income	290	1,369	1,849	1,614
Debt extinguishment costs	(347)	—	(347)	(2,967)
Realized loss on derivative instruments	(3,870)	(9,810)	(9,658)	(25,630)
Unrealized gain (loss) on derivative instruments	(2,445)	16,780	(3,937)	(61)
Other expense	(9)	(19)	(145)	(35)

Total other income (expense)	(7,727)	6,615	(15,712)	(34,917)

Net income before income taxes	9,552	36,151	75,484	63,586
Income tax expense	96	64	401	128

Net income	$9,456	$36,087	$75,083	$63,458

Allocation of net income:
Net income applicable to Predecessor for the period through January 31, 2006	—	—	—	4,408

Net income applicable to Calumet	9,456	36,087	75,083	59,050
Minimum quarterly distribution to common unitholders	(7,365)	(7,284)	(22,095)	(17,049)
General partner’s incentive distribution rights		(8,745)	(14,102)	(12,208)
General partner’s interest in net income	(189)	(296)	(783)	(548)
Common unitholders’ share of income in excess of minimum quarterly distribution	—	(7,682)	(13,592)	(11,709)

Subordinated partners’ interest in net income	$1,902	$12,080	$24,511	$17,536

Basic and diluted net income per limited partner unit:
Common	$0.45	$0.93	$2.18	$1.99
Subordinated	$0.15	$0.93	$1.88	$1.35
Weighted average limited partner common units outstanding — basic	16,366	16,187	16,366	14,068
Weighted average limited partner common units outstanding — diluted	16,369	16,187	16,369	14,068
Weighted average limited partner subordinated units outstanding — basic and diluted	13,066	13,066	13,066	13,066
(1) The Company adopted FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007 and elected to capitalize and amortize overhaul costs to the next overhaul date rather than accruing for these costs in advance of the overhaul. As a result, Company recorded an adjustment to reduce cost of sales by $414 and $1,098, respectively, for the three and nine months ended September 30, 2006 and an increase in earnings per limited partner unit of $0.01 and $0.04, respectively, for the three and nine months ended September 30, 2006.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2007	December 31, 2006 (1)
	Unaudited

ASSETS
Current assets:
Cash	$28	$80,955
Accounts receivable, net	117,159	99,000
Inventories	101,380	110,985
Derivative assets	—	40,802
Prepaid expenses and other current assets	1,694	3,467

Total current assets	220,261	335,209
Property, plant and equipment, net	350,751	191,732
Other noncurrent assets, net	6,090	4,710

Total assets	$577,102	$531,651

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$123,712	$78,752
Other current liabilities	15,164	15,137
Current portion of long-term debt	1,990	500
Derivative liabilities	41,480	2,995

Total current liabilities	182,346	97,384
Long-term debt, less current portion	65,828	49,000

Total liabilities	248,174	146,384

Partners’ capital:
Partners’ capital	350,949	333,016
Accumulated other comprehensive income (loss)	(22,021)	52,251

Total partners’ capital	328,928	385,267

Total liabilities and partners’ capital	$577,102	$531,651

(1) As a result of the adoption of FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007, the Company recorded an adjustment as of January 1, 2005 to increase partners’ capital by $3.3 million.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Nine Months Ended
	September 30,
	2007	2006 (1)
	Unaudited	Unaudited
Operating activities
Net income	$75,083	$63,458
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,978	8,456
Amortization of turnaround costs	2,586	2,342
Debt extinguishment costs	347	2,967
Other non-cash activities	205	200
Changes in assets and liabilities:
Accounts receivable	(18,159)	(6,639)
Inventories	9,605	10,009
Prepaid expenses and other current assets	1,773	11,538
Derivative activity	5,016	239
Other noncurrent assets	(5,461)	2,831
Accounts payable	44,975	36,726
Other current liabilities	(1,189)	931

Net cash provided by operating activities	125,759	133,058
Investing activities
Additions to property, plant and equipment	(165,460)	(39,923)
Proceeds from disposal of property, plant and equipment	61	158

Net cash used in investing activities	(165,399)	(39,765)
Financing activities
Proceeds from (repayment of) borrowings, net — revolving credit facility with third parties	34,020	(92,951)
Repayment of borrowings — term loan facility with third parties	(19,327)	(125,375)
Proceeds from initial public offering, net	—	138,743
Proceeds from follow-on public offering, net		103,479
Contributions from Calumet GP, LLC	—	2,593
Cash distribution to Calumet Holding, LLC	—	(3,258)
Change in bank overdraft	1,216
Distributions to Predecessor partners	—	(6,900)
Distributions to partners	(57,196)	(21,515)

Net cash used in financing activities	(41,287)	(5,184)

Net increase (decrease) in cash	(80,927)	88,109
Cash at beginning of period	80,955	12,173

Cash at end of period	$28	$100,282

Supplemental disclosure of cash flow information
Interest paid	$6,285	$9,933

Income taxes paid	$120	$116

(1)	The adoption and retrospective application of FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007, did not result in a net change in cash provided by operating activities in the nine months ended September 30, 2006.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006(1)	2007	2006(1)
	Unaudited	Unaudited	Unaudited	Unaudited
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net income	$9,456	$36,087	$75,083	$63,458
Add:
Interest expense and debt extinguishment costs	1,693	1,705	3,821	10,805
Depreciation and amortization	3,493	2,822	10,684	8,456
Income tax expense	96	64	401	128

EBITDA	$14,738	$40,678	$89,989	$82,847

Add:
Unrealized (gain) loss from mark to market accounting for hedging activities	$3,425	$(18,290)	$5,017	$(743)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	2,171	3,266	1,273	(952)

Adjusted EBITDA	$20,334	$25,654	$96,279	$81,152

Less:
Adjusted EBITDA attributable to Predecessor	—	—	—	(4,494)
Maintenance capital expenditures (2)	(1,914)	(1,769)	(9,450)	(3,634)
Cash interest expense (3)	(1,085)	(1,660)	(2,952)	(5,995)
Income tax expense	(96)	(64)	(401)	(128)

Distributable Cash Flow	$17,239	$22,161	$83,476	$66,901

(1)	The adoption and application of FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007, did not result in a change in Adjusted EBITDA in the three and nine months ended September 30, 2006.

(2)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(3)	Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands)

	Nine Months Ended
	September 30,
	2007	2006 (1)
	Unaudited	Unaudited
Reconciliation of Adjusted EBITDA and EBITDA to net cash provided by operating activities:
Adjusted EBITDA	$96,279	$81,152
Add:
Unrealized gain (loss) from mark to market accounting for hedging activities	$(5,017)	$743
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(1,273)	952

EBITDA	$89,989	$82,847

Add:

Interest expense and debt extinguishment costs, net	(3,481)	(10,805)
Income tax expense	(401)	(128)
Provision for doubtful accounts	—	122
Non-cash debt extinguishment costs	347	2,967
Changes in assets and liabilities:
Accounts receivable	(18,159)	(6,639)
Inventory	9,605	10,009
Other current assets	1,773	11,538
Derivative activity	5,016	239
Accounts payable	44,975	36,726
Other current liabilities	(1,189)	931
Other, including changes in noncurrent assets and liabilities	(2,716)	5,251

Net cash provided by operating activities	$125,759	$133,058

(1)	The adoption and application of FASB Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, on January 1, 2007, did not result in a change in Adjusted EBITDA in the nine months ended September 30, 2006.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
EXISTING COMMODITY DERIVATIVE INSTRUMENTS
     The following table provides a summary of our derivatives and implied crack spreads for the crude oil, diesel and gasoline swaps as of September 30, 2007:

			Implied Crack
Swap Contracts by Expiration Dates	Barrels	BPD	Spread ($/Bbl)
Fourth Quarter 2007	1,742,000	18,935	12.66
Calendar Year 2008	8,692,000	23,749	12.48
Calendar Year 2009	8,212,500	22,500	11.43
Calendar Year 2010	7,482,500	20,500	11.20
Calendar Year 2011	2,096,500	5,744	11.15

Totals	28,225,500
Average price			$11.64
     The following tables provide information about our derivative instruments related to our specialty products segment as of September 30, 2007:

			Average	Average	Average	Average
			Lower Put	Upper Put	Lower Call	Upper Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)
October 2007	248,000	8,000	$59.06	$69.06	$79.06	$89.06
November 2007	240,000	8,000	$56.86	$66.86	$76.86	$86.86
December 2007	248,000	8,000	$62.85	$72.85	$82.85	$92.85

Totals	736,000
Average price			$59.59	$69.59	$79.59	$89.59

Natural Gas Swap Contracts by Expiration Dates	MMbtu	$/MMbtu
Fourth Quarter 2007	900,000	8.77
First Quarter 2008	850,000	8.76
Third Quarter 2008	60,000	8.30
Fourth Quarter 2008	90,000	8.30
First Quarter 2009	90,000	8.30

Totals	1,990,000
Average price		$8.71